UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
April 30, 2008
Date of Report (Date of earliest event reported)
lululemon athletica inc.
(Exact name of registrant as specified in its charter)

Delaware	000-33608	20-3842867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2285 Clark Drive
Vancouver, British Columbia
Canada, V5N 3G9
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (604) 732-6124

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)
2008 Executive Bonus Plan
     On April 30, 2008, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of lululemon athletica inc. (the “Company”) approved a 2008 Executive Bonus Plan (the “Plan”) and related financial performance goals in respect of the fiscal year beginning February 4, 2008 (“Fiscal 2008”). The Plan is applicable to the positions of executive vice president and above, and to other senior officers of the Company as designated by the Compensation Committee. Target bonuses for the Company’s executive officers eligible to participate in the Plan are weighted so that 90% of the target bonus is based on financial performance goals and 10% is based on individual performance goals. The maximum allowable bonus payout is 120% of the target bonus amount.
     The financial performance goals for each of the executive officers eligible to participate in the Plan are based on four financial measures for Fiscal 2008: (i) the Company’s diluted earnings per share; (ii) comparable store sales; (iii) operating margins; and (iv) inventory levels (the “Financial Measures”). Individual performance goals vary depending on the responsibilities of the positions held by each Plan participant. The Fiscal 2008 target bonus amounts and weighting between the financial and individual performance goals for each executive officer are set forth in the table below.

	Target Bonus (as a	Financial Performance	Individual Performance
Executive Officer	Percentage of Salary)	Goals Weight	Goals Weight
Chief Executive Officer	75%	90%	10%
Chief Product Designer	75%	90%	10%
Executive Vice President	60%	90%	10%
Other Executive Officers	60%	90%	10%

     If the minimum diluted earnings per share goal established by the Compensation Committee is not reached for Fiscal 2008, there will be no bonus paid under the Plan.
     The following is an example of how a maximum allowable payout of 120% of the target amount could affect total bonus payouts for Fiscal 2008. This example is included for illustrative purposes only and does not represent a forecast or target by the Company for Fiscal 2008 of the Financial Measures.
     Because each executive vice president participating in the Plan has a target bonus of 60% of base salary, and because 90% of that target bonus is allocated to achieving the financial performance goals and 10% of that target bonus is allocated to achieving the individual performance goals, the target bonus attributable to achievement of the financial performance goals is 54% of base salary (i.e. 90% x 60% = 54%) and the target bonus attributable to achievement of the individual performance goals is 6% of base salary (i.e., 10% x 60% = 6%). If the Financial Measures and individual performance were at a level permitting a payout of 120% of the target bonus, an executive vice president participating in the Plan would be eligible to receive 72% of his or her base salary (64.8% for achieving the financial performance goals (120% x 54%) and 7.2% for achieving the individual performance goals (120% x 6%)).
     A copy of the Plan is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Retirement, Transition and Release Agreement between Company and Robert Meers
     As previously reported in the Company’s Current Report on Form 8-K filed on April 2, 2008, Robert Meers announced that he will resign from the office of Chief Executive Officer of the Company effective June 30, 2008. Mr. Meers has also determined that he will also resign from the Company’s board of directors, and from all officer and director positions he currently holds with the Company’s affiliates, effective June 4, 2008.
     Mr. Meers and the Company have entered into a Retirement, Transition and Release Agreement dated May 6, 2008, under which Mr. Meers has agreed to consult with the Company upon the Company’s request through January 31, 2009, and to release the Company from any claims he may have related to his employment with the Company and any of its affiliates. The Company has also released Mr. Meers from any claims related to Mr. Meers’ employment by the Company. Mr. Meers has also agreed to continue to be bound by certain restrictive covenants, including a covenant not to compete with the Company for a period of 24 months following the termination of his employment, to preserve the confidentiality of certain of the Company’s proprietary information, and to any assignment of any rights he may have in the Company’s intellectual property to the Company. In consideration for such consultation services, release and restrictive covenants, the Company will accelerate the vesting of 209,042 options under non-qualified stock options currently held by Mr. Meers. Consistent with applicable tax regulations, the Company has extended the exercise date for such options to a date between January 1, 2009 and March 15, 2009. Mr. Meers will also be entitled to receive a special bonus based on the Company’s financial performance and Mr. Meer’s performance for Fiscal 2008 pursuant to the terms of the Plan, in an amount not to exceed CDN$219,113. A copy of the Retirement, Transition and Release Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description
10.1	2008 Executive Bonus Plan of lululemon athletica inc.
10.2	Retirement, Transition and Release Agreement between lululemon athletica inc. and Robert Meers, dated May 6, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

lululemon athletica inc.
Dated: May 6, 2008	By:	/s/ John E. Currie
John E. Currie
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	2008 Executive Bonus Plan of lululemon athletica inc.
10.2	Retirement, Transition and Release Agreement between lululemon athletica inc. and Robert Meers, dated May 6, 2008.